Exhibit 99.1

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED MARCH 31, 2007

(In thousands, except per share data)

	International	Pro Forma Adjustments
	Rectifier	Commodity
	Corporation	Products (1)	Other (2)	Pro Forma

Revenues	$925,609	$(168,500)	$5,000	$762,109
Cost of sales	563,425	(119,211)	838	445,052
Gross profit	362,184	(49,289)	4,162	317,057

Selling and administrative expense	165,371	(14,608)	—	150,763
Research and development expense	92,146	(4,941)	—	87,205
Amortization of acquisition-related intangibles assets	1,242	—	—	1,242
Asset impairment, restructuring and other charges	10,322	(336)	—	9,986
Operating income	93,103	(29,404)	4,162	67,861

Other income, net	(5,424)	—	—	(5,424)
Interest income, net	(8,987)	—	—	(8,987)
Income from continuing operations before income taxes	107,514	(29,404)	4,162	82,272
Provision for income tax	47,199	(8,033)	1,137	40,303
Income from continuing operations	$60,315	$(21,371)	$3,025	$41,969

Income from continuing operations per common share, basic	$0.83			$0.58
Income from continuing operations per common share, diluted	$0.83			$0.58

Average common shares outstanding – basic	72,291			72,291
Average common shares and potentially dilutive securities outstanding – diluted	72,829			72,829

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED JUNE 30, 2006

(In thousands, except per share data)

	International
	Rectifier
	Corporation	Pro Forma Adjustments
	(Historical)	Commodity	Other pro forma
	As Restated	Products (1)	adjustments (2)	Pro Forma

Revenues	$1,014,800	$(196,592)	$6,667	$824,875
Cost of sales	588,934	(135,207)	1,117	454,844
Gross profit	425,866	(61,385)	5,550	370,031

Selling and administrative expense	196,766	(19,774)	—	176,992
Research and development expense	104,102	(5,753)	—	98,349
Amortization of acquisition-related intangibles assets	3,330	—	—	3,330
Asset impairment, restructuring and other charges	87	—	—	87

Operating income	121,581	(35,858)	5,550	91,273
Other income, net	(15,786)	—	—	(15,786)
Interest income, net	(6,784)	—	—	(6,784)
Income from continuing operations before income taxes	144,151	(35,858)	5,550	113,843
Provision for income tax	93,987	(11,166)	1,728	84,549
Income from continuing operations	$50,164	$(24,692)	$3,822	$29,294

Income from continuing operations per common share, basic	$0.71			$0.41
Income from continuing operations per common share, diluted	$0.70			$0.41

Average common shares outstanding – basic	70,914			70,914
Average common shares and potentially dilutive securities outstanding – diluted	71,753			71,753

(1)       The pro forma financial information gives effect to the sale of the PCS Business as if it had occurred on the first day of the fiscal year ended June 30, 2006. This presentation reflects the elimination of the historical revenue and direct costs of the PCS Business for the nine months ended March 31, 2007 and the fiscal year ended June 30, 2006 related to the Commodity Product segments.

(2)       As part of the Divestiture, the Company entered into certain transition services agreements for, among other things, administrative services, wafer and packaging services and the sale of certain products.  Certain manufacturing equipment purchased by Vishay will remain at the Company’s Temecula, California facility until the end of these transition services agreements. The Company agreed to provide such services at a price equal to the Company’s cost of providing those services.  In addition, the Company entered into a die buy-back arrangement with Vishay at a price equal to Vishay’s cost for the die. The Company estimated that the fair value of the transition services agreements was approximately $20 million, and the fair value of the die buy-back agreement was approximately $3.4 million. Accordingly, the Company has allocated a portion of the purchase price to these agreements. The Company is amortizing the transition services over a three-year term as an element of revenue.  The pro forma impact of the revenue from the amortization of the fair value of the transition services agreement approximates $6.7 million per year and $5 million for the nine months ended March 31, 2007. The die buy-back agreement is being amortized over its three-year term as an element of cost of sales. The pro forma impact of the amortization of the die buy-back agreement approximates $1.1 million per year or $0.8 million for the nine months ended March 31, 2007.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(In thousands)

The accompanying unaudited pro forma condensed consolidated statements of income of International Rectifier Corporation (the “Company”), for the nine months ended March 31, 2007 and the fiscal year ended June 30, 2006, have been presented to reflect the sale of the Company’s Power Control Systems business (“PCS Business”) and have been prepared in accordance with Article 11 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.  As the divestiture of the Company’s PCS Business (the “Divestiture”) is reflected in the Company’s historical balance sheet as of March 31, 2007, a pro forma balance sheet has not been presented herein.

The Company’s Non-Aligned Products segment was also sold to Vishay InterTechnology, Inc. (“Vishay”) as part of the Divestiture.  The former Non-Aligned Products segment is reported as an element of discontinued operations in the Company’s historical statements of income.  Consequently, revenues and expenses associated with the Non-Aligned Products segment are not included in the presentation of the Company’s income from continuing operations.